Exhibit 10.23

BASIC LEASE INFORMATION

LEASE DATE: December 1, 2017

TENANT: High Mountain Door and Trim, Inc.

TENANT’S ADDRESS: 4915-4935 Brookside Ct, Reno, NV 89502

LANDLORD: Sage Partnership, a Nevada General Partnership, dba McKenzie Properties

LANDLORD’S ADDRESS: P.O. Box 1209, Reno, Nevada 89504

PROJECT: 4915-4935 Brookside Court as shown on the project site plan attached hereto as Exhibit “A”, incorporated herein (“Site Plan”).

BUILDING: A 23,115 square foot building located at on Brookside Court, commonly known as 4915- 4935 Brookside Ct., Reno, NV 89502

PREMISES: 23,115 square feet of rentable space located at 4915-4935 Brookside Way, Reno, NV, as outlined in red on the Site Plan.

PERMITTED USE: Warehouse and administrative offices related to the foregoing.

COMMENCEMENT DATE: January 1, 2018

LENGTH OF TERM: Forty-Eight (48) months.

BASE RENT: See Section 7.
Base Rent Month 1:	$0.00
Base Rent Months 2 through 12:	$9,708.00
Base Rent Months 13 through 24:	$10,000.00
Base Rent Months 25 through 36:	$10,300.00
Base Rent Months 37 through 48:	$10,609.00

Estimated First Year Basic Operating Cost: $1,965.00 per month, subject to Basic Operating Cost Adjustment pursuant to Section 8.3 of this Lease. Basic Operating Cost payments shall commence on January 1, 2018.

SECURITY DEPOSIT: $11,673.00

TENANT’S PROPORTIONATE SHARE: “Tenant’s Proportionate Share” with respect to the Building shall mean a fraction, the numerator of which is the rentable area of the Premises and the denominator of which is the rentable area contained in the Building; and with respect to the Project shall mean a fraction, the numerator of which is the rentable area of the Premises and the denominator of which is the rentable area of all buildings within the Project. Rentable area shall be defined by Building Owners and Management Association (SOMA) standards.

Tenant’s Proportionate Share of Building: 100%

Tenant’s Proportionate Share of Project: 100%

LEASE

THIS LEASE is made as of this 1st day of December 2017, by and between Sage Partnership, a Nevada General Partnership, dba McKenzie Properties (“Landlord”) and High Mountain Door and Trim, Inc., (“Tenant”).

1.	PREMISES:

Landlord leases to Tenant and Tenant leases from Landlord, upon the terms and conditions hereinafter set forth the Premises described in the Basic Lease Information.

2.	LEASE TERMS:

The terms provided in the Basic Lease Information attached hereto at pages i and ii are hereby incorporated into this Lease.

3.	POSSESSION AND LEASE COMMENCEMENT:

3.1 Existing Improvements. In the event this Lease pertains to a Premises in which the interior improvements have already been constructed (“Existing Improvements”), the provisions of this Section shall apply. If for any reason Landlord cannot deliver possession of the Premises to Tenant on the Estimated Commencement Date, Landlord shall not be subject to any liability therefor, nor shall Landlord be in default hereunder, and Tenant agrees to accept possession of the Premises at such time as Landlord is able to deliver the same, which date shall then be deemed the Commencement Date. Tenant shall not be liable for any Rent for any period prior to the Commencement Date. Tenant acknowledges that Tenant has inspected and accepts the Premises in their present condition, broom clean, “as is,” as suitable for the purpose for which the Premises are leased. Tenant agrees that said Premises and other improvements are in good and satisfactory condition as of the date possession was taken. Tenant further acknowledges that no representations as to the condition or repair of the Premises nor promises to alter, remodel or improve the Premises have been made by Landlord unless such are expressly set forth in this Lease and/or the work letter attached hereto as Exhibit “B”, incorporated herein, which sets forth Premises improvements to be completed by the Parties, if any (“Work Letter”).

3.2 Construction of Improvements. In the event this Lease pertains to a Building to be constructed or improvements to be constructed within a Building, the provisions of this Section shall apply in lieu of the provisions of the Existing Improvements set forth in Section 3.1 above. The Work Letter sets forth any and all Premises improvements to be completed, along with the estimated construction timeline for said improvements. If for any reason Landlord cannot deliver possession of the Premises to Tenant on the Estimated Completion Date, Landlord shall not be subject to any liability therefor, nor shall Landlord be in default hereunder, and Tenant agrees to accept possession of the Premises at such time as Landlord is able to deliver the same, which date shall then be deemed the Commencement Date. Tenant shall not be liable for any Rent for any period prior to the Commencement Date. In the event of any dispute as to substantial completion of work performed or required to be performed by Landlord pursuant to the Work Letter, the certificate of Landlord’s architect or general contractor shall be conclusive. Substantial completion shall have occurred notwithstanding Tenant’s submission of a punchlist to Landlord, which Tenant shall submit, if at all, within thirty (30) days after the Completion Date. After the Completion Date, Tenant shall, upon demand, execute and deliver to Landlord a letter of acceptance of delivery of the Premises.

4.	TERM:

The Term of this Lease shall commence on the Commencement Date and continue in full force and effect for the number of months specified in the Basic Lease Information, unless otherwise extended pursuant to Exhibit “C” attached hereto and incorporated herein (“Option to Extend”) or earlier terminated as otherwise provided herein. If the Commencement Date is a date other than the first day of the calendar month, the Term shall be the number of months of the Term in addition to the remainder of the calendar month following the Commencement Date.

5.	USE:

5.1 General. Tenant shall use the Premises for the Permitted Use and for no other use or purpose. Tenant shall use best efforts to ensure that Tenant’s employees, agents, customers, visitors, invitees, licensees, contractors, assignees and subtenants (collectively, “Tenant’s Parties”) abide by the Parking Density at all times. Tenant and Tenant’s Parties shall have the nonexclusive right to use, in common with other tenants of the Building or Project, the parking areas and driveways of the Project, subject to such rules and regulations as Landlord may from time to time prescribe.

5.2 Limitations. Tenant shall not permit any odors, smoke, dust, gas, substances, noise or vibrations to emanate from the Premises, nor take any action which would reasonably constitute a nuisance or would disturb, obstruct or endanger any other tenants of the Building or Project or interfere with said other tenants’ use of their respective premises. Storage outside the Premises of materials, vehicles or any other items is prohibited. Tenant shall not use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose, nor shall Tenant cause or maintain or permit any nuisance in, on or about the Premises. Tenant shall not commit or suffer the commission of any waste in, on or about the Premises. Tenant shall not allow any sale by auction upon the Premises, or place any loads upon the floors, walls or ceilings which endanger the structure, or place any Hazardous Materials in the drainage system of the Premises, Building or Project. No waste, materials or refuse shall be dumped upon or permitted to remain outside the Premises except in trash containers placed inside exterior enclosures designated for that purpose by Landlord. Landlord shall not be responsible to Tenant for the non-compliance by any other tenant or occupant of the Building or Project with any of the above-referenced rules or any other terms or provisions of such tenant’s or occupant’s lease or other contract.

5.3 Compliance with Regulations. By entering the Premises, Tenant accepts the Premises in the condition existing as of the date of such entry, subject to outstanding punchlist items provided, if any, pursuant to Section 3.2 above, and further subject to all existing or future applicable municipal, state and federal and other governmental statutes, regulations, laws and ordinances, including zoning ordinances and regulations governing and relating to the use, occupancy and possession of the Premises and the use, storage, generation and disposal of Hazardous Materials (hereinafter defined} in, on and under the Premises (collectively “Regulations”). Except for pre-existing violations, Tenant shall, at Tenant’s sole expense, strictly comply with all Regulations now in force or which may hereafter be in force relating to the Premises and the use of the Premises and/or the use, storage, generation of Hazardous Materials in, on and under the Premises. Tenant shall at its sole cost and expense obtain any and all licenses or permits necessary for Tenant’s use of the Premises. Tenant shall promptly comply with the requirements of any board of fire underwriters or other similar body now or hereafter constituted. Tenant shall not do or permit anything to be done in, on, or about the Premises or bring or keep anything which will in any way increase the rate of any insurance upon the Premises, Building or Project, or upon any contents therein or cause a cancellation of said insurance or otherwise affect said insurance in any manner. Tenant shall indemnify, defend, protect and hold Landlord harmless from and against any loss, cost, expense, damage, attorneys’ fees or liability arising out of the failure of Tenant to comply with any applicable law or comply with the requirements as set forth herein. Landlord represents that to Landlord’s knowledge, the Premises complies with all applicable current municipal, state, federal and other governmental statutes as of the date of the commencement of the Term, including but not limited to the “Americans With Disabilities Act”. Landlord warrants that all operating systems within the Premises shall be in good working condition for a period of one (1) year from the Commencement Date and Landlord shall make any necessary repairs to such operating systems during such one (1) year period, at Landlord’s sole cost and expense.

5.4 Hazardous Wastes. Tenant shall not cause, or allow any of Tenant’s Parties to cause, any Hazardous Materials to be used, generated, stored or disposed of on or about the Premises, Building or the Project. As used in this Lease, “Hazardous Materials” shall include, but not be limited to, hazardous, toxic and radioactive materials and those substances defined as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or other similar designations in any federal, state, or local law, regulation, or ordinance. Landlord shall have the right at all reasonable times to inspect the Premises and to conduct tests and investigations to determine whether Tenant is in compliance with the foregoing provisions. The costs of all such inspections, tests and investigations shall be considered a Basic Operating Cost, to be borne by Tenant as set forth herein. Tenant shall indemnify, defend, protect and hold Landlord harmless from and against all liabilities, losses, costs and expenses, demands, causes of action, claims or judgments directly or indirectly arising out of the use, generation, storage or disposal of Hazardous Materials by Tenant or any of Tenant’s Parties, which indemnity shall include, without limitation, the cost of any required or necessary repair, cleanup or detoxification, and the preparation of any closure or other required plans, whether such action is required or necessary prior to or following the termination of this Lease. Neither the written consent by Landlord to the use, generation, storage or disposal of Hazardous Materials nor the strict compliance by Tenant with all laws pertaining to Hazardous Materials shall excuse Tenant from Tenant’s obligation of indemnification pursuant to this Section. Tenant’s obligations pursuant to the foregoing indemnity shall survive the termination of this Lease.

5.5 Matters of Record. The parties agree that this Lease may be subject to the effect of covenants, conditions, restrictions, easements, mortgages or deeds of trust, ground leases, rights of way of record, and any other matters or documents of record. Tenant agrees that as to its leasehold estate, Tenant shall conform to and shall not violate the terms of any covenants, conditions or restrictions of record which may now or hereafter encumber the Building or Project (“Restrictions”). This Lease is and at all times will be subject and subordinate to all present and future Restrictions. The foregoing will be self-operative and no further instrument of subordination will be required. Tenant’s failure to keep and observe the Restrictions shall constitute an Event of Default under this Lease in a manner as if the same were contained herein as covenants. Landlord reserves the right, from time to time, to amend or supplement the Restrictions and to adopt and promulgate additional Restrictions applicable to the Premises, Building or Project. Tenant agrees to comply with and observe all such Restrictions and any subsequent amendments thereto and supplements thereof. In the event of a direct conflict between this Lease and the Restrictions, the Restrictions shall control.

6.	RULES AND REGULATIONS:

Tenant shall faithfully observe and comply with any rules and regulations in Exhibit “E” or Landlord may from time to time prescribe in writing for the purpose of maintaining the proper care, cleanliness, safety, traffic flow and general order of the Premises, Building and/or Project provided such rules and regulations are imposed on a nondiscriminatory basis. Tenant shall cause Tenant’s Parties to comply with such rules and regulations. Landlord shall not be responsible to Tenant for the non-compliance by any other tenant or occupant of the Building or Project with any of the rules and regulations.

Tenant shall not be permitted to leave any vehicles outside the premises overnight under any circumstances without the prior written consent of Landlord. Tenant shall not be permitted at any time to store debris (equipment, materials, or any other matter) of any kind outside the Premises unless otherwise specifically permitted by the Work Letter. Tenant shall not be permitted to have any pets on the Premises at any time.

7.	RENT:

7.1 Base Rent. Tenant shall pay to Landlord, without demand throughout the Term, Base Rent as specified in the Basic Lease Information, payable in monthly installments in advance on or before the first day of each calendar month, in lawful money of the United States, without deduction or offset whatsoever, at the address specified in the Basic Lease Information or to such other place as Landlord may from time to time designate in writing. Base Rent for the first full month of the Term shall be paid by Tenant upon the Effective Date of this Lease. If the obligation for payment of Base Rent commences on a date other than the first day of a calendar month, then Base Rent shall be prorated and the prorated installment shall be paid to Landlord by Tenant upon the Effective Date.

7.2 Additional Rent. All monies other than Base Rent required to be paid by Tenant hereunder, including, but not limited to: (i) the interest and late charge described in the Default Section below, (ii) any monies spent by Landlord in seeking any remedy, and (iii) Tenant’s Proportionate Share of the Basic Operating Cost, as specified below, shall be considered additional rent (“Additional Rent”). “Rent” shall mean Base Rent and Additional Rent.

8.	BASIC OPERATING COST:

8.1 Basic Operating Cost. In addition to the Base Rent required to be paid hereunder, Tenant shall pay as Additional Rent, Tenant’s Proportionate Share of the Basic Operating Cost in the manner set forth below. Landlord shall account for each item of Basic Operating Cost as a cost attributable to the Building or to the Project, and unless provided to the contrary in this Lease, Tenant shall pay the applicable Tenant’s Proportionate Share of each such Basic Operating Cost, as set forth herein. Basic Operating Cost shall mean all expenses and costs of every kind and nature which Landlord shall pay or become obligated to pay, because of or in connection with the management, maintenance, preservation and operation of the Building or Project and its supporting facilities, including, without limitation, the following:

8.1.1 Taxes. “Taxes”, including, without limitation, all real property taxes, possessory interest taxes, business or license taxes or fees, service payments in lieu of such taxes or fees, annual or periodic license or use fees, excises, transit charges, housing fund assessments, open space charges, assessments, levies, fees or charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind (including fees “in-lieu” of any such tax or assessment) which are assessed, levied, charged, confirmed, or imposed by any public authority upon the Building or Project, its operations or the Rent or any portion or component thereof (all of the foregoing being hereinafter collectively referred to as “real property taxes”), or any tax imposed in substitution, partially or totally, of any tax previously included within the definition of real property taxes, or any additional tax the nature of which was previously included within the definition of real property taxes, except: (a) inheritance or estate taxes imposed upon or assessed against the Building or Project, or any part thereof or interest therein, and (b) an increase in taxes as a result of the sale of the Building or Project or any portion thereof by Landlord which results in the uncapping of any limit or restriction on assessment or rate increase, and (c) taxes computed upon the basis of net income of Landlord or the owner of any interest therein, except as otherwise provided in the following sentence. “Taxes” shall also include any taxes, assessments, or any other fees imposed by any public authority upon or measured by the monthly rental or other charges payable hereunder, including, without limitation, any gross income tax or excise tax levied by the local governmental authority in which the Building or Project is located, the federal government, or any other governmental body with respect to receipt of such rental, or upon, with respect to or by reason of the development, possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof, or upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. In the event Tenant’s Proportionate Share of Taxes may be billed directly to Tenant from the appropriate taxing and/or governmental authority, Tenant shall pay Tenant’s Proportionate Share of Taxes directly to said taxing and/or governmental authority rather than having Landlord pay said Taxes, requiring reimbursement by Tenant. In the event that it shall not be lawful for Tenant to reimburse Landlord for all or any part of such Taxes, the Base Rent payable to Landlord under this Lease shall be revised to net to Landlord the same net rental after imposition of any such Taxes by Landlord as would have been payable to Landlord prior to the payment of any such Taxes. In addition to and wholly apart from Tenant’s obligation to pay Tenant’s Proportionate Share of Basic Operating Cost, Tenant shall be responsible for, and shall pay prior to delinquency, any taxes or governmental service fees, possessory interest taxes, fees or charges in lieu of any such taxes, capital levies, or other charges imposed upon, levied with respect to or assessed against its personal property, on the value of the alterations, additions or improvements within the Premises, and on Tenant’s interest pursuant to this Lease. To the extent that any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as invoiced to Tenant by Landlord.

8.1.2 Insurance. All insurance premiums and costs, including but not limited to, any deductible amounts, premiums and cost of insurance incurred by Landlord, as more fully set forth below.

8.1.3 Repairs and Improvements. Repairs, replacements and general maintenance for the Premises, Building and Project, including, without limitation, those repairs, replacements and general maintenance of the public and common areas of the Project as set forth in Section 11 below (except for those repairs expressly made the financial responsibility of Landlord pursuant to the terms of this Lease, repairs to the extent paid for by proceeds of insurance or by Tenant or other third parties, and alterations attributable solely to other tenants of the Building or Project). Such repairs, replacements, and general maintenance shall include the cost of any capital improvements made to or capital assets acquired for the Project, Building or Premises before or after the Commencement Date that reduce any other Basic Operating Cost, are reasonably necessary for the health and safety of the occupants of the Building or Project, or are made to the Project, Building or Premises by Landlord before or after the Effective Date of this Lease and are required under any governmental law, regulation, or requirements for project approval, such costs or allocable portions thereof to be amortized over such reasonable period as Landlord shall determine, together with interest on the unamortized balance at the “prime rate” charged at the time such improvements or capital assets are constructed or acquired by Wells Fargo Bank, N.A. (San Francisco), plus two (2) percentage points, but in no event more than the maximum rate permitted by law.

8.1.4 Services. All expenses relating to maintenance, janitorial and service agreements and services, and costs of supplies and equipment used in maintaining the Premises, Building and Project and the equipment therein and the adjacent sidewalks, driveways, parking and service areas, including, without limitation, snow removal, exterior building maintenance, and landscaping.

8.1.5 Utilities. Utilities which benefit all or a portion of the Premises, Building or Project.

8.1.6 Management Fee. A management and accounting cost recovery fee equal to ten percent (10%) of the Basic Operating Cost.

8.1.7 Legal and Accounting. All reasonable legal and accounting expenses relating to the Building or Project, including the cost of audits by certified public accountants.

8.1.8 Hazardous Materials Testing. All costs associated with reasonable inspections, tests and investigations required in determining Hazardous Materials compliance pursuant to Section 5.4 above.

8.1.9 Required Agreements. In the event the Building or Project requires and/or is subject to a joint maintenance agreement, reciprocal easement agreement or any other similar agreement with neighboring property(ies), Tenant agrees to cooperate and bear Tenant’s Proportionate Share of all reasonable costs, obligations, and/or maintenance required thereunder.

In the event that the Building is not fully occupied during any fiscal year of the Term as determined by Landlord, an adjustment shall be made in computing the Basic Operating Cost for such year so that Tenant pays an equitable portion of all variable items of Basic Operating Cost, as reasonably determined by Landlord; provided, however, that in no event shall Landlord be entitled to collect in excess of one hundred percent (100%) of the total Basic Operating Cost from all of the tenants in the Building including Tenant.

Basic Operating Cost shall not include specific costs incurred for the account of, separately billed to and paid by specific tenants. Notwithstanding anything herein to the contrary, in any instance wherein Landlord, in Landlord’s sole discretion, deems Tenant to be responsible for any amounts greater than Tenant’s Proportionate Share, Landlord shall have the right to allocate said costs accordingly, and shall, upon demand, provide evidence thereof to Tenant.

8.2 Payment of Estimated Basic Operating Cost. “Estimated Basic Operating Cost” for any particular year shall mean Landlord’s estimate of the Basic Operating Cost for such fiscal year made prior to commencement of such fiscal year as hereinafter provided. Landlord shall have the right from time to time to revise its fiscal year and interim accounting periods so long as the periods as so revised are reconciled with prior periods in accordance with generally accepted accounting principles applied in a consistent manner. During the last month of each fiscal year during the Term, or as soon thereafter as practicable, Landlord shall give Tenant written notice of the Estimated Basic Operating Cost for the ensuing fiscal year. Tenant shall pay Tenant’s Proportionate Share of the Estimated Basic Operating Cost with installments of Base Rent for the fiscal year to which the Estimated Basic Operating Cost applies in monthly installments on the first day of each calendar month during such year, in advance. If at any time during the course of the fiscal year, Landlord determines that Basic Operating Cost is projected to vary from the then Estimated Basic Operating Cost by more than ten percent (10%), Landlord may, by written notice to Tenant, revise the Estimated Basic Operating Cost for the balance of such fiscal year, and Tenant’s monthly installments for the remainder of such year shall be adjusted so that by the end of such fiscal year Tenant has paid to Landlord Tenant’s Proportionate Share of the revised Estimated Basic Operating Cost for such year.

8.3 Computation of Basic Operating Cost Adjustment. “Basic Operating Cost Adjustment” shall mean the difference between Estimated Basic Operating Cost and actual Basic Operating Cost for any fiscal year determined as hereinafter provided. Within one hundred twenty (120) days after the end of each fiscal year, as determined by Landlord, or as soon thereafter as practicable, Landlord shall deliver to Tenant a statement of the actual Basic Operating Cost for the fiscal year just ended, accompanied by a computation of Basic Operating Cost Adjustment for said previous fiscal year. If such statement shows that Tenant’s payment based upon Estimated Basic Operating Cost is less than Tenant’s Proportionate Share of the actual Basic Operating Cost, then Tenant shall pay to Landlord the difference within twenty (20) days after receipt of such statement. If such statement shows that Tenant’s payments of Estimated Basic Operating Cost exceed Tenant’s Proportionate Share of the actual Basic Operating Cost, then (provided that Tenant is not in default under this Lease) Landlord shall apply said overpayment by Tenant against Tenant’s Proportionate Share of Basic Operating Cost due or next becoming due. If this Lease has been terminated or the Term hereof has expired prior to the date of such statement, then the Basic Operating Cost Adjustment shall be paid by the appropriate party within twenty (20) days after the date of delivery of the statement.

8.4 Net Lease. This shall be a net Lease and Base Rent shall be paid to Landlord absolutely net of all costs and expenses, except as specifically provided to the contrary in this Lease. The provisions for payment of Basic Operating Cost and the Basic Operating Cost Adjustment are intended to pass on to Tenant and reimburse Landlord for all costs and expenses of the nature described herein incurred in connection with the ownership, maintenance and operation of the Building or Project and such additional facilities now and in subsequent years as may be determined by Landlord to be necessary to the Building or Project.

8.5 Tenant Audit. In the event that Tenant shall dispute the amount set forth in any statement provided by Landlord herein, Tenant shall have the right, not later than twenty (20) days following the receipt of such statement and upon the condition that Tenant shall first deposit with Landlord the full amount in dispute, to cause Landlord’s books and records with respect to Basic Operating Cost for such fiscal year to be audited by certified public accountants selected by Tenant and subject to Landlord’s reasonable right of approval. The Basic Operating Cost Adjustment shall be appropriately adjusted on the basis of such audit. If such audit discloses a liability for a refund in excess of ten percent (10%) of Tenant’s Proportionate Share of the Basic Operating Cost Adjustment previously reported, the cost of such audit shall be borne by Landlord; otherwise the cost of such audit shall be paid by Tenant. If Tenant shall not request an audit in accordance with the provisions of this Section, within twenty (20) days after receipt of Landlord’s statement provided pursuant to the provisions herein, such statement shall be final and binding for all purposes hereof.

9.	INSURANCE AND INDEMNIFICATION:

9.1 Landlord’s Insurance. Landlord agrees to maintain insurance insuring the Premises or, in the event the Premises is not a stand-alone building, the building in which the Premises is located, against fire, lightning, vandalism and malicious mischief (including, at Landlord’s sole election, “All Risk” coverage, earthquake, and/or flood insurance), in an amount not less than eighty percent (80%) of the replacement cost thereof, with deductibles and the form and endorsements of such coverage as selected by Landlord. Such insurance may also include, at Landlord’s option, insurance against loss of Base Rent and Additional Rent, in an amount equal to the amount of Base Rent and Additional Rent payable by Tenant for a period of at least twelve (12) months commencing on the date of loss. Such insurance shall be for the sole benefit of Landlord and under Landlord’s sole control. Landlord shall not be obligated to insure any personal property, including, without limitation, furniture, equipment, machinery, goods or supplies, which Tenant may keep or maintain in the Premises, or any leasehold improvements, additions or alterations within the Premises. Landlord may also carry such other insurance as Landlord may deem prudent or advisable, including, without limitation, liability insurance in such amounts and on such terms as Landlord shall determine. Tenant shall be responsible for payment of any deductible under Landlord’s policy.

9.2 Tenant’s Insurance.

9.2.1 Personal Property Insurance. Tenant shall procure at Tenant’s sole cost and expense and keep in effect from the date of this Lease and at all times until the end of the Term, insurance on all personal property and fixtures of Tenant and all improvements made by or for Tenant to the Premises, insuring such property for its full replacement value.

9.2.2 Liability Insurance. Tenant shall procure at Tenant’s sole cost and expense and keep in effect from the date of this Lease and at all times until the end of the Term either Comprehensive General Liability insurance or Commercial General Liability insurance applying to the use and occupancy of the Premises and, if the Premises is not a stand-alone building, the building in which the Premises is located, and any part of either, and any areas adjacent thereto, and the business operated by Tenant, or by any other occupant on the Premises. Such insurance shall include Broad Form Contractual Liability insurance coverage insuring all of Tenant’s indemnity obligations under this Lease. Such coverage shall have a minimum combined single limit of liability of at least One Million Dollars ($1,000,000.00), and a general aggregate limit of Two Million Dollars ($2,000,000.00). Such policies shall be written to apply to all bodily injury, property damage or loss, fire legal liability coverage, personal injury and other covered loss, however occasioned, occurring during the policy term, shall be endorsed to add Landlord and any party holding an interest to which this Lease may be subordinated as an additional insured, and shall provide that such coverage shall be primary and that any insurance maintained by Landlord shall be excess insurance only. Such coverage shall also contain endorsements: (i) deleting any employee exclusion on personal injury coverage; (ii) including employees as additional insureds; (iii) deleting any liquor liability exclusion; and (iv) providing for coverage of employer’s automobile non-ownership liability. Such insurance shall provide for severability of interests; shall provide that an act or omission of one of the named insureds shall not reduce or avoid coverage to the other named insureds; and shall afford coverage for all claims based on acts, omissions, injury and damage, which claims occurred or arose (or the onset of which occurred or arose) in whole or in part during the policy period. Said coverage shall be written on an “occurrence” basis, if available. If an “occurrence” basis form is not available, Tenant must purchase “tail” coverage for the most number of years available, and tenant must also purchase “tail” coverage or if the retroactive date of an “occurrence” basis form is changed so as to leave a gap in coverage for occurrences that might have occurred in prior years. If a “claims made” policy is ever used, the policy must be endorsed so that Landlord is given the right to purchase “tail” coverage should Tenant for any reason not do so or if the policy is to be cancelled for nonpayment of premium.

9.2.3 General Insurance Requirements. All coverages described in this Section shall list Landlord as an additional insured and be endorsed to provide Landlord with thirty (30) days’ notice of cancellation or change in terms. If at any time during the Term the amount or coverage of insurance which Tenant is required to carry under this Section is, in Landlord’s reasonable judgment, materially less than the amount or type of insurance coverage typically carried by owners or tenants of properties located in the general area in which the Premises are located which are similar to and operated for similar purposes as the Premises, Landlord shall have the right to require Tenant to increase the amount or change the types of insurance coverage required under this Section. All insurance policies required to be carried under this Lease shall be written by companies rated A-XII or better in “Best’s Insurance Guide” and authorized to do business in Nevada. Any deductible amounts under any insurance policies required hereunder shall be subject to Landlord’s prior written approval. In any event deductible amounts shall not exceed One Thousand Dollars ($1,000.00). Tenant shall deliver to Landlord on or before the Commencement Date, and thereafter at least thirty (30) days before the expiration dates of the expiring policies, certified copies of Tenant’s insurance policies, or a certificate evidencing the same issued by the insurer thereunder, showing that all premiums have been paid for the full policy period; and, in the event Tenant shall fail to procure such insurance, or to deliver such policies or certificates, Landlord may, at Landlord’s option and in addition to Landlord’s other remedies in the event of a default by Tenant hereunder, procure the same for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent.

9.3 Indemnification. Landlord shall not be liable to Tenant for any loss or damage to person or property caused by theft, fire, acts of God, acts of a public enemy, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority or for any damage or inconvenience which may arise through repair or alteration of any part of the Building or Project or failure to make any such repair, except as expressly otherwise provided in Landlord’s Repairs, below. Tenant shall indemnify, defend by counsel acceptable to Landlord, protect and hold Landlord harmless from and against any and all liabilities, losses, costs, damages, injuries or expenses, including reasonable attorneys’ fees and court costs, arising out of or related to: (1) claims of injury to or death of persons or damage to property occurring or resulting directly or indirectly from the use or occupancy of the Premises, or from activities of Tenant, Tenant’s Parties or anyone in or about the Premises, Building or Project, or from any cause whatsoever; (2) claims for work or labor performed, or for materials or supplies furnished to or at the request of Tenant in connection with performance of any work done for the account of Tenant within the Premises, Building or Project; and (3) claims arising from any breach or default on the part of Tenant in the performance of any covenant contained in this Lease. The foregoing indemnity shall not be applicable to claims arising from the active negligence or willful misconduct of Landlord. The provisions of this Section shall survive the expiration or termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination.

10.	WAIVER OF SUBROGATION:

To the extent permitted by law and without affecting the coverage provided by insurance to be maintained hereunder, Tenant waives any right to recover against Landlord for: (a) damages for injury to or death of persons; (b) damages to property; (c) damages to the Premises or any part thereof; and (d) claims arising by reason of the foregoing due to hazards covered by insurance to the extent of proceeds recovered therefrom. This provision is intended to waive fully any rights and/or claims which might give rise to a right of subrogation in favor of any insurance carrier. The coverage obtained by Tenant pursuant to this Lease shall include, without limitation, a waiver of subrogation by the carrier which conforms to the provisions of this Section.

11.	LANDLORD’S REPAIRS AND SERVICES:

Landlord shall, at Landlord’s expense, maintain the roof, structural soundness of the structural beams of the roof, foundations and exterior walls of the Premises, and if the Premises is not a stand-alone building, the building in which the Premises is located, in good repair, reasonable wear and tear excepted. The term “exterior walls” as used herein shall not include windows, glass or plate glass, doors, special store fronts or office entries. Landlord shall perform on behalf of Tenant and other tenants of the Building or Project, as an item of Basic Operating Cost, the maintenance of the public and common areas of the Building or Project, including but not limited to the roof, pest extermination, landscaped areas, parking areas, driveways, truck staging areas, rail spur areas, fire sprinkler systems, sanitary and storm sewer lines, utility services, electric and telephone equipment servicing the Building or Project, exterior lighting, hot water, heating and air conditioning systems (at Landlord’s election) and anything which affects the operation and exterior appearance of the Building or Project, which determination shall be at Landlord’s sole discretion. Except for the expenses directly involving the items specifically described in the first sentence of this Section, Tenant shall reimburse Landlord for all such costs in accordance with the provisions herein. Any damage caused by or repairs necessitated by any act of Tenant may be repaired by Landlord at Landlord’s option and at Tenant’s expense. Tenant shall immediately give Landlord written notice of any defect or need of repairs after which Landlord shall have a reasonable opportunity to repair same. Landlord’s liability with respect to any defects, repairs, or maintenance for which Landlord is responsible under any of the provisions of this Lease shall be limited to the cost of such repairs or maintenance.

12.	TENANT’S REPAIRS:

Tenant shall, at Tenant’s expense, maintain all parts of the Premises in a good clean and secure condition and promptly make all necessary repairs and replacements, including but not limited to all windows, glass, doors, walls and wall finishes, floor covering, heating, ventilating and air conditioning systems, truck doors, dock bumpers, dock plates and levelers, plumbing work and fixtures, downspouts, electrical and lighting systems, and fire sprinklers, as applicable. Tenant shall, at Tenant’s expense, also perform regular removal of trash and debris.

Tenant shall, in the event Landlord does not, as provided for above, at Tenant’s own expense, enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor for servicing all hot water, heating and air conditioning systems and equipment within or serving the Premises. The maintenance contractor and the contract must be approved by Landlord. The service contract must include all services suggested by the equipment manufacturer within the operation/maintenance manual and must become effective and a copy thereof delivered to Landlord within thirty (30) days after the Commencement Date. Tenant shall not damage any demising wall or disturb the integrity and support provided by any demising wall and shall, at its sole expense, immediately repair any damage to any demising wall caused by Tenant or Tenant’s Parties.

13.	ALTERATIONS:

13.1 Tenant shall not commence any repairs, alterations or improvements without complying with the provisions of NRS Chapter 108, including, but not limited to, NRS 108.2403.

13.2 Tenant shall not make, or allow to be made, any alterations or physical additions in, about or to the Premises, including those set forth in the Work Letter, if any, without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed with respect to proposed alterations and additions which: (a) comply with all applicable laws, ordinances, rules and regulations; (b) are in Landlord’s opinion compatible with the Building or Project and its mechanical, plumbing, electrical, heating/ventilation/air conditioning systems; and (c) will not unreasonably interfere with the use and occupancy of any other portion of the Building or Project by any other tenant or its invitees. Specifically, but without limiting the generality of the foregoing, Landlord shall have the right of written consent for all plans and specifications for the proposed alterations or additions, construction means and methods, all appropriate permits and licenses, any contractor or subcontractor to be employed on the work of alteration or additions, and the time for performance of such work, including that work set forth in the Work Letter, if any. Tenant shall also supply to Landlord any documents and information reasonably requested by Landlord in connection with Landlord’s consideration of a request for approval hereunder. Tenant shall reimburse Landlord for all costs which Landlord may incur in connection with granting approval to Tenant for any such alterations and additions, including any costs or expenses which Landlord may incur in electing to have outside architects and engineers review said plans and specifications. Tenant shall not commence any permitted work of improvement within the Premises, without having first given Landlord prior written notice at least ten (10) business days prior to the commencement of work to enable Landlord to record a Notice of Nonresponsibility pursuant to applicable mechanics liens laws in the form attached hereto as Exhibit “D”, incorporated herein by reference (“Notice of Nonresponsibility”). Such notification of the commencement of work shall not be deemed given until actually received by Landlord.

Tenant acknowledges that Tenant is required to comply with the provisions of NRS Sections 108.2403 and 108.2407 prior to commencement of any work of improvement to be constructed, altered or repaired on the Premises. Tenant’s failure to comply with NRS Sections 108.2403 and 108.2407 shall be an Event of Default under this Lease.

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Tenants Initials

All such alterations, physical additions or improvements shall remain the property of Tenant until termination of this Lease, at which time they shall be and become the property of Landlord if Landlord so elects; provided, however, that Landlord may, at Landlord’s option, require that Tenant, at Tenant’s expense, remove any or all alterations, additions, improvements and partitions made by Tenant and restore the Premises by the termination of this Lease, whether by lapse of time, or otherwise, to their condition existing prior to the construction of any such alterations, additions, partitions or leasehold improvements. All such removals and restoration shall be accomplished in a good and workmanlike manner so as not to cause any damage to the Premises, Building or Project whatsoever. If Tenant fails to so remove such alterations, additions, improvements and partitions or Tenant’s trade fixtures or furniture, Landlord may keep and use them or remove any of them and cause them to be stored or sold in accordance with applicable law, at Tenant’s sole expense.

14.	SIGNS:

All signs, notices and graphics of every kind or character, visible in or from public view or corridors, the common areas or the exterior of the Premises, shall be subject to Landlord’s prior written approval which approval shall not be unreasonably withheld or delayed as long as such signs are in compliance hereunder. Tenant shall not place or maintain any banners whatsoever or any window decor in or on any exterior window or window fronting upon any common areas or service area or upon any truck doors or man doors without Landlord’s prior written approval. Any installation of signs or graphics on or about the Premises, Building and Project shall be subject to any applicable governmental laws, ordinances, regulations and to any other requirements imposed by Landlord. Tenant shall remove all such signs and graphics prior to the termination of this Lease. Such installations and removals shall be made in such manner as to avoid injury or defacement of the Premises, Building or Project and any other improvements contained therein, and Tenant shall repair any injury or defacement, including without limitation, discoloration caused by such installation or removal. Any sign placed in violation of this Section shall be removable by Landlord at Tenant’s expense. Tenant shall be responsible for any damage caused by placement or removal of such unauthorized signage.

15.	INSPECTION/POSTING NOTICES:

Upon twenty-four (24) hours’ notice, except in emergencies where no such notice shall be required, Landlord, and Landlord’s agents and representatives, shall have the right to enter the Premises to inspect the same, to clean, to perform such work as may be permitted or required hereunder, to make repairs or alterations to the Premises, Building or Project or to other tenant spaces therein, to deal with emergencies, to post such notices as may be permitted or required by law to prevent the perfection of liens against Landlord’s interest in the Project or to exhibit the Premises to prospective tenants, purchasers, encumbrancers or others, or for any other purpose as Landlord may deem necessary or desirable; provided, however, that Landlord shall use reasonable efforts not to unreasonably interfere with Tenant’s business operations. Tenant shall not be entitled to any abatement of Rent by reason of the exercise of any such right of entry. At any time within six (6) months prior to the end of the Term, Landlord shall have the right to erect on the Premises, Building and/or Project a suitable sign indicating that the Premises are available for lease. Tenant shall give written notice to Landlord at least thirty (30) days prior to vacating the Premises and shall meet with Landlord for a joint inspection of the Premises at the time of vacating. In the event of Tenant’s failure to give such notice or participate in such joint inspection, Landlord’s inspection at or after Tenant’s vacating the Premises shall conclusively be deemed correct for purposes of determining Tenant’s responsibility for repairs and restoration.

16.	UTILITIES:

Tenant shall pay directly for all water, gas, heat, air conditioning, light, power, telephone, sewer, trash, and fire sprinkler charges and other utilities and services used on or from the Premises, together with any taxes, penalties, surcharges or the like pertaining thereto, and maintenance charges for utilities and shall furnish all electric light bulbs, ballasts and tubes. If any such services are not separately metered to Tenant, Tenant shall pay a reasonable proportion, as determined by Landlord, of all charges jointly serving the Premises and remainder of the Building or Project. Landlord shall not be liable for any damages directly or indirectly resulting from nor shall the Rent or any monies owed Landlord under this Lease herein reserved be abated by reason of: (a) the installation, use or interruption of use of any equipment used in connection with the furnishing of any such utilities or services; (b) the failure to furnish or delay in furnishing any such utilities or services when such failure or delay is caused by acts of God or the elements, labor disturbances of any character, or any other accidents or other conditions beyond the reasonable control of Landlord; or (c) the limitation, curtailment, rationing or restriction on use of water, electricity, gas or any other form of energy or any other service or utility whatsoever serving the Premises, Building or Project. Landlord shall be entitled to cooperate voluntarily and in a reasonable manner with the efforts of national, state or local governmental agencies or utility suppliers in reducing energy or other resource consumption. The obligation to make services available hereunder shall be subject to the limitations of any such voluntary, reasonable program.

17.	SUBORDINATION:

Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, the Lease shall be subject and subordinate at all times to: (a) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Premises and/or the land upon which the Premises, Building and/or Project are situated, or both; and (b) any mortgage or deed of trust which may now exist or be placed upon said Project, land, ground leases or underlying leases, or Landlord’s interest or estate in any of said items which is specified as security. Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated any such ground leases or underlying leases or any such liens to this Lease. In the event that any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination, attorn to and become the Tenant of the successor in interest to Landlord at the option of such successor in interest. Within ten (10) days after request by Landlord, Tenant shall execute and deliver any additional documents evidencing Tenant’s attornment or the subordination of this Lease with respect to any such ground leases or underlying leases or any such mortgage or deed of trust, in the form requested by Landlord or by any ground landlord, mortgagee, or beneficiary under a deed of trust, subject to Tenant’s receipt of a non-disturbance agreement provided Tenant is not in default of any provisions of the Lease.

18.	FINANCIAL STATEMENTS:

At the request of Landlord, Tenant shall provide to Landlord Tenant’s current financial statement or other information discussing financial worth of Tenant, which Landlord shall use solely for purposes of this Lease and in connection with the ownership, management and disposition of the Building or Project.

19.	ESTOPPEL CERTIFICATE:

Tenant agrees that during the Term of this Lease, within ten (10) days after request of Landlord, to deliver to Landlord, or Landlord’s designee, an estoppel certificate stating that this Lease is in full force and effect, the date to which Rent has been paid, the unexpired portion of this Lease, and such other matters pertaining to this Lease as may be reasonably requested by Landlord. Failure by Tenant to execute and deliver such certificate shall constitute an acceptance of the Premises and acknowledgment by Tenant that the statements included are true and correct without exception. Landlord and Tenant intend that any statement delivered pursuant to this Section may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of the Project or any interest therein. The parties agree that Tenant’s obligation to furnish such estoppel certificates in a timely fashion is a material inducement for Landlord’s execution of the Lease, and shall be an event of default if Tenant fails to fully comply.

20.	SECURITY DEPOSIT:

Tenant agrees to deposit with Landlord upon execution of this Lease, a Security Deposit as stated in the Basic Lease Information, which sum shall be held by Landlord, without obligation for interest, as security for the performance of Tenant’s covenants and obligations under this Lease. The Security Deposit is not an advance rental deposit or a measure of damages incurred by Landlord in case of Tenant’s default. Upon the occurrence of any event of default by Tenant, Landlord may, from time to time, without prejudice to any other remedy provided herein or provided by law, use such fund to the extent necessary to make good any arrears of Rent or other payments due to Landlord hereunder, and any other damage, injury, expense or liability caused by such event of default, and Tenant shall pay to Landlord, on demand, the amount so applied in order to restore the Security Deposit to its original amount. Although the Security Deposit shall be deemed the property of Landlord, any remaining balance of such deposit, without interest, shall be returned by Landlord to Tenant at such time after termination of this Lease that all of Tenant’s obligations under this Lease have been fulfilled.

21.	TENANT’S REMEDIES:

The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease are not personal obligations of the individual or other partners, directors, officers and shareholders of Landlord, and Tenant agrees to look solely to Landlord’s interest in the Project for the recovery of any amount from Landlord, and shall not look to other assets of Landlord nor seek recourse against the assets of the individual or other partners, directors, officers and shareholders of Landlord. Any lien obtained to enforce any such judgment and any levy of execution thereon shall be subject and subordinate to any lien, mortgage or deed of trust on the Project.

22.	ASSIGNMENT AND SUBLETTING:

22.1 General. Tenant shall not assign or sublet the Premises or any part thereof without Landlord’s prior written approval except as provided herein. If Tenant desires to assign this Lease or sublet any or all of the Premises, Tenant shall give Landlord written notice ninety (90) days prior to the anticipated effective date of the assignment or sublease. Landlord shall then have a period of thirty (30) days following receipt of such notice to notify Tenant in writing that Landlord elects either: (1) to terminate this Lease as to the space so affected as of the date so requested by Tenant; or (2) to permit Tenant to assign this Lease or sublet such space, subject, however, to Landlord’s prior written approval of the proposed assignee or subtenant and of any related documents or agreements associated with the assignment or sublease. If Landlord should fail to notify Tenant in writing of such election within said period, Landlord shall be deemed to have waived option (1) above, but written approval by Landlord of the proposed assignee or subtenant shall be required. If Landlord does not exercise the option provided in subitem (1) above, Landlord’s consent to a proposed assignment or sublet shall not be unreasonably withheld. Without limiting the other instances in which it may be reasonable for Landlord to withhold Landlord’s consent to an assignment or subletting, Landlord and Tenant acknowledge that it shall be reasonable for Landlord to withhold Landlord’s consent in the following instances: (i) the use of the Premises by such proposed assignee or subtenant would not comply with the Permitted Use or would increase the Parking Density of the Project; (ii) the proposed assignee or subtenant is not of sound financial condition; (iii) the proposed assignee or subtenant is a governmental agency; (iv) the proposed assignee or subtenant does not have a good reputation as a tenant of property; (v) the proposed assignee or subtenant is a person with whom Landlord is negotiating to lease space in the Building or Project; (vi) the assignment or subletting would entail any alterations which would lessen the value of the leasehold improvements in the Premises; (vii) the proposed assignee or subtenant would engage in a use that would violate another lease within the Building or Project; (viii) the proposed assignee or subtenant would engage in a use not within Landlord’s desired use and mix of the Building or Project; or (ix) if Tenant is in default of any obligation of Tenant under this Lease, or Tenant has defaulted under this Lease on three (3) or more occasions during any twelve (12) months preceding the date that Tenant requests such consent. Failure by Landlord to approve a proposed assignee or subtenant shall not cause a termination of this Lease. Upon a termination under this Section, Landlord may lease the Premises to any party, including parties with whom Tenant has negotiated an assignment or sublease, without incurring any liability to Tenant.

22.2 Bonus Rent. Any Rent or other consideration realized by Tenant under any such sublease or assignment in excess of the Rent payable hereunder, after amortization of a reasonable brokerage commission, shall be divided and paid, forty percent (40%) to Tenant, sixty percent (60%) to Landlord. In any subletting or assignment undertaken by Tenant, Tenant shall diligently seek to obtain the maximum rental amount available in the marketplace for such subletting or assignment.

22.3 Corporation. If Tenant is a corporation, a transfer of corporate shares by sale, assignment, bequest, inheritance, operation of law or other disposition (including such a transfer to or by a receiver or trustee in federal or state bankruptcy, insolvency or other proceedings), so as to result in a change in the present control of such corporation or any of its parent corporations by the person or persons owning a majority of said corporate shares, shall constitute an assignment for purposes of this Lease requiring prior written approval of Landlord pursuant to Section 22.1.

22.4 Partnership. If Tenant is a partnership, joint venture or other incorporated business form, a transfer of the interest of persons, firms or entities responsible for managerial control of Tenant by sale, assignment, bequest, inheritance, operation of law or other disposition, so as to result in a change in the present control of said entity and/or a change in the identity of the persons responsible for the general credit obligations of said entity shall constitute an assignment for purposes of this Lease requiring prior written approval of Landlord pursuant to Section 22.1.

22.5 Liability. No assignment or subletting by Tenant shall relieve Tenant of any obligation under this Lease. Any assignment or subletting which conflicts with the provisions hereof or any other lease in the Building or Project shall be void. Tenant will indemnify Landlord for any assignee action.

22.6 No Waiver. Any grant by Landlord of permissive assignment or sublease shall not act as a waiver of any of Landlord’s rights under the provisions of this Lease, including, without limitation, Landlord’s rights in regard to subsequent assignment or sublease by Tenant.

23.	AUTHORITY OF PARTIES:

Landlord represents and warrants that it has full right and authority to enter into this Lease and to perform all of Landlord’s obligations hereunder. Tenant represents and warrants that it has full right and authority to enter into this Lease and to perform all of Tenant’s obligations hereunder.

24.	CONDEMNATION:

24.1 Condemnation Resulting in Termination. If the whole or any substantial part of the Project of which the Premises are a part should be taken or condemned for any public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and the taking would prevent or materially interfere with the Permitted Use of the Premises this Lease shall terminate and the Rent shall be abated during the unexpired portion of this Lease, effective when the physical taking of said Premises shall have occurred.

24.2 Condemnation Not Resulting in Termination. If a portion of the Project of which the Premises are a part should be taken or condemned for any public use under any governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and this Lease is not terminated as provided in this Section, this Lease shall not terminate, but the Rent payable hereunder during the unexpired portion of the Lease shall be reduced, beginning on the date when the physical taking shall have occurred, to such amount as may be fair and reasonable under all of the circumstances.

24.3 Award. Landlord shall be entitled to any and all payment, income, rent, award, or any interest therein whatsoever which may be paid or made in connection with such taking or conveyance and Tenant shall have no claim against Landlord or otherwise for the value of any unexpired portion of this Lease. Notwithstanding the foregoing, any compensation specifically awarded Tenant for loss of business, Tenant’s personal property, moving costs or loss of goodwill, shall be and remain the property of Tenant.

25.	CASUALTY DAMAGE:

25.1 General. If the Premises or Building should be damaged or destroyed by fire or other casualty, Tenant shall give immediate written notice thereof to Landlord. Within thirty (30) days after Landlord’s receipt of such notice, Landlord shall notify Tenant whether in Landlord’s opinion such repairs can reasonably be made either: (1) within ninety (90) days; (2) in more than ninety (90) days but in less than one hundred eighty (180) days; or (3) in more than one hundred eighty (180) days from the date of such notice. Landlord’s determination shall be binding on Tenant.

25.2 Less Than 90 Days. If the Premises or Building should be damaged by fire or other casualty but only to such extent that rebuilding or repairs can in Landlord’s estimation be reasonably completed within ninety (90) days after the date of such damage, this Lease shall not terminate and provided that insurance proceeds are available to fully repair the damage, Landlord shall proceed to rebuild and repair the Premises in the manner determined by Landlord, except that Landlord shall not be required to rebuild, repair or replace any part of the partitions, fixtures, additions and other leasehold improvements which may have been placed in, on or about the Premises. If the Premises are untenantable in whole or in part following such damage, the Rent payable hereunder during the period in which they are untenantable shall be abated proportionately, but only to the extent of rental abatement insurance proceeds received by Landlord during the time and to the extent the Premises are unfit for occupancy.

25.3 Greater Than 90 Days. If the Premises or Building should be damaged by fire or other casualty but only to such extent that rebuilding or repairs can in Landlord’s estimation be reasonably completed in more than ninety (90) days but in less than one hundred eighty 180 days, then Landlord shall have the option of either: (1) terminating the Lease effective upon the date of the occurrence of such damage, in which event the Rent shall be abated during the unexpired portion of the Lease; or (2) electing to rebuild or repair the Premises to substantially the condition in which they existed prior to such damage, provided that insurance proceeds are available, to fully repair the damage, except that Landlord shall not be required to rebuild, repair or replace any part of the partitions, fixtures, additions and other improvements which may have been placed in, on or about the Premises. If the Premises are untenantable in whole or in part following such damage, the Rent payable hereunder during the period in which they are untenantable shall be abated proportionately, but only to the extent of rental abatement insurance proceeds received by Landlord during the time and to the extent the Premises are unfit for occupancy. In the event that Landlord should fail to complete such repairs and rebuilding within one hundred eighty days (180) days after the date upon which Landlord is notified by Tenant of such damage, such period of time to be extended for delays caused by the fault or neglect of Tenant or because of acts of God, acts of public agencies, labor disputes, strikes, fires, freight embargoes, rainy or stormy weather, inability to obtain materials, supplies or fuels, or delays of the contractors or subcontractors or any other causes or contingencies beyond the reasonable control of Landlord, Tenant may at Tenant’s option within ten (10) days after the expiration of such one hundred eighty (180) day period (as such may be extended), terminate this Lease by delivering written notice of termination to Landlord as Tenant’s exclusive remedy, whereupon all rights hereunder shall cease and terminate thirty (30) days after Landlord’s receipt of such termination notice.

25.4 Greater Than 180 Days. If the Premises or Building should be so damaged by fire or other casualty that rebuilding or repairs cannot in Landlord’s estimation be completed within one hundred eighty (180) days after such damage, this Lease shall terminate and the Rent shall be abated during the unexpired portion of this Lease, effective upon the date of the occurrence of such damage.

25.5 Tenant’s Fault. If the Premises or any other portion of the Building are damaged by fire or other casualty resulting from the fault, negligence, or breach of this Lease by Tenant or any of Tenant’s Parties, Base Rent and Additional Rent shall not be diminished during the repair of such damage and Tenant shall be liable to Landlord for the cost and expense of the repair and restoration of the Building caused thereby to the extent such cost and expense is not covered by insurance proceeds.

25.6 Uninsured Casualty. Notwithstanding anything herein to the contrary, in the event that the Premises or Building are damaged or destroyed and are not fully covered by the insurance proceeds received by Landlord or in the event that the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises requires that the insurance proceeds be applied to such indebtedness, then in either case Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within thirty (30) days after the date of notice to Landlord that said damage or destruction is not fully covered by insurance or such requirement is made by any such holder, as the case may be, whereupon all rights and obligations hereunder shall cease and terminate.

26.	HOLDING OVER:

If Tenant shall retain possession of the Premises or any portion thereof without Landlord’s consent following the expiration of this Lease or sooner termination for any reason, then Tenant shall pay to Landlord for each day of such retention 150% of the amount of the daily rental as of the last month prior to the date of expiration or termination. Tenant shall also indemnify, defend, protect and hold Landlord harmless from any loss, liability or cost, including reasonable attorneys’ fees, resulting from delay by Tenant in surrendering the Premises, including, without limitation, any claims made by any succeeding tenant founded on such delay. Acceptance of Rent by Landlord following expiration or termination shall not constitute a renewal of this Lease, and nothing contained in this Section shall waive Landlord’s right of reentry or any other right. Unless Landlord consents in writing to Tenant’s holding over, Tenant shall be only a Tenant at sufferance, whether or not Landlord accepts any Rent from Tenant while Tenant is holding over without Landlord’s written consent. Additionally, in the event that upon termination of the Lease, Tenant has not fulfilled its obligation with respect to repairs and cleanup of the Premises or any other Tenant obligations as set forth in this Lease, then Landlord shall have the right to perform any such obligations as ii deems necessary at Tenant’s sole cost and expense, and any time required by Landlord to complete such obligations shall be considered a period of holding over and the terms of this Section shall apply.

27.	DEFAULT:

27.1 Events of Default. The occurrence of any of the following shall constitute an event of default on the part of Tenant:

27.1.1 Abandonment. Abandonment of the Premises for a continuous period in excess of fifteen (15) days.

27.1.2 Nonpayment of Rent. Failure to pay any installment of Rent or any other amount due and payable hereunder upon the date when said payment is due, if the failure continues for five (5) days after written notice to Tenant.

27.1.3 Other Obligations. Failure to perform any obligation, agreement or covenant under this Lease other than those matters specified in subparagraphs (1) and (2) of this Section, such failure continuing for fifteen (15) days after written notice of such failure.

27.1.4 General Assignment. A general assignment by Tenant for the benefit of creditors.

27.1.5 Bankruptcy. The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition by Tenant’s creditors, which involuntary petition remains undischarged for a period of thirty (30) days. In the event that under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligations under this Lease.

27.1.6  Receivership. The employment of a receiver to take possession of substantially all of Tenant’s assets or the Premises, if such appointment remains undismissed or undischarged for a period of ten (10) days after the order therefor.

27.1.7 Attachment. The attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of ten (10) days after the levy thereof.

27.2 Remedies Upon Default.

27.2.1 Termination. In the event of the occurrence of any event of default, Landlord shall have the right to give a written termination notice to Tenant, and on the date specified in such notice, Tenant’s right to possession shall terminate, and this Lease shall terminate unless on or before such date all arrears of rental and all other sums payable by Tenant under this Lease and all costs and expenses incurred by or on behalf of Landlord hereunder shall have been paid by Tenant and all other events of default of this Lease by Tenant at the time existing shall have been fully remedied to the satisfaction of Landlord. At any time after such termination, Landlord may recover possession of the Premises or any part thereof and expel and remove therefrom Tenant and any other person occupying the same, by any lawful means, and again repossess and enjoy the Premises without prejudice to any of the remedies that Landlord may have under this Lease, or at law or equity by reason of Tenant’s default or of such termination.

27.2.2 Continuation After Default. Even though an event of default may have occurred, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession herein, and Landlord may enforce all of Landlord’s rights and remedies under this Lease, including without limitation, the right to recover Rent as it becomes due, and Landlord, without terminating this Lease, may exercise all of the rights and remedies of a landlord. Acts of maintenance, preservation or efforts to lease the Premises or the appointment of a receiver upon application of Landlord to protect Landlord’s interest under this Lease shall not constitute an election to terminate Tenant’s right to possession.

27.2.3 Damages After Default. Should Landlord terminate this Lease pursuant to the provisions herein, Landlord shall have the rights and remedies of a Landlord. Upon such termination, in addition to any other rights and remedies to which Landlord may be entitled under applicable law, Landlord shall be entitled to recover from Tenant: (1) the worth at the time of award of the unpaid Rent and other amounts which had been earned at the time of termination, (2) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; (3) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that the Tenant proves could be reasonably avoided; and (4) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom. The “worth at the time of award” of the amounts referred to in (1) and (2), above shall be computed at the lesser of the “prime rate,” as announced from time to time by Wells Fargo Bank, N.A. (San Francisco), plus five (5) percentage points, or the maximum interest rate allowed by law (“Applicable Interest Rate”). The “worth at the time of award” of the amount referred to in (3) above shall be computed by discounting such amount at the Federal Discount Rate of the Federal Reserve Bank of San Francisco at the time of the award. If this Lease provides for any periods during the Term during which Tenant is not required to pay Base Rent or if Tenant otherwise receives a Rent concession, then upon the occurrence of an event of default, Tenant shall owe to Landlord the full amount of such Base Rent or value of such Rent concession, plus interest at the Applicable Interest Rate, calculated from the date that such Base Rent or Rent concession would have been payable.

27.2.4 Late Charge. If any installment of Rent is not paid within ten (10) days of the date it is due, such amount shall bear interest at the Applicable Interest Rate from the date on which said payment shall be due until the date on which Landlord shall receive said payment. In addition, Tenant shall pay Landlord a late charge equal to five percent (5%) of the delinquency, to compensate Landlord for the loss of the use of the amount not paid and the administrative costs caused by the delinquency, the parties agreeing that Landlord’s damage by virtue of such delinquencies would be difficult to compute and the amount stated herein represents a reasonable estimate thereof. This provision shall not relieve Tenant of Tenant’s obligation to pay Rent at the time and in the manner herein specified.

27.2.5 Remedies Cumulative. All rights, privileges and elections or remedies of the parties are cumulative and not alternative, to the extent permitted by law and except as otherwise provided herein.

28.	LIENS:

Tenant shall keep the Premises free from all liens, including, without limitation, those arising out of or related to work performed, materials or supplies furnished or obligations incurred by Tenant or in connection with work made, suffered or done by or on behalf of Tenant in or on the Premises, Building or Project. In the event that Tenant shall not, within ten (10) days following the imposition of any such lien, cause the same to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as Landlord shall deem proper, including payment of the claim giving rise to such lien. All sums paid by Landlord on behalf of Tenant and all expenses incurred by Landlord in connection therefor shall be payable to Landlord by Tenant on demand with interest at the Applicable Interest Rate. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law, or which Landlord shall deem proper, for the protection of Landlord, the Premises, the Building, the Project and any other party having an interest therein, from mechanics’ and materialmen’s liens, and Tenant shall give Landlord not less than ten (10) business days prior written notice of the commencement of any work in the Premises, Building or Project which could lawfully give rise to a claim for mechanics’ or materialmen’s liens.

29.	TRANSFERS BY LANDLORD:

In the event of a sale or conveyance by Landlord of the Project or any portion thereof, or a foreclosure by any creditor of Landlord, the same shall operate to release Landlord from any liability upon any of the covenants or conditions, express or implied, herein contained in favor of Tenant, to the extent required to be performed after the passing of title to Landlord’s successor-in-interest. In such event, Tenant agrees to look solely to the responsibility of the successor-in-interest of Landlord under this Lease with respect to the performance of the covenants and duties of “Landlord” to be performed after the passing of title to Landlord’s successor-in-interest. This Lease shall not be affected by any such sale and Tenant agrees to attorn to the purchaser or assignee, subject to Tenant’s receipt of a non-disturbance agreement provided Tenant is not in default of any provisions of the Lease. Landlord’s successor(s)-in- interest shall not have liability to Tenant with respect to the failure to perform all of the obligations of “Landlord”, to the extent required to be performed prior to the date such successor(s)-in-interest became the owner of the Building.

30.	RIGHT OF LANDLORD TO PERFORM TENANT’S COVENANTS:

All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of Rent. If Tenant shall fail to pay any sum of money, other than Base Rent and Basic Operating Cost, required to be paid by Tenant hereunder or shall fail to perform any other act on Tenant’s part to be performed hereunder, and such failure shall continue for five (5) days after notice thereof by Landlord, Landlord may, but shall not be obligated to do so, and without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such act on Tenant’s part to be made or performed. All sums, so paid by Landlord and all necessary incidental costs together with interest thereon at the Applicable Interest Rate from the date of such payment by Landlord shall be payable to Landlord on demand, and Tenant covenants to pay such sums, and Landlord shall have, in addition to any other right or remedy of Landlord, the same right and remedies in the event of the non-payment thereof by Tenant as in the case of default by Tenant in the payment of Base Rent and Basic Operating Cost.

31.	WAIVER:

If either Landlord or Tenant waives the performance of any term, covenant or condition contained in this Lease, such waiver shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition contained herein. The acceptance of Rent by Landlord shall not constitute a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, regardless of Landlord’s knowledge of such preceding breach at the time Landlord accepted such Rent. Failure by Landlord to enforce any of the terms, covenants or conditions of this Lease for any length of time shall not be deemed to waive or to decrease the right of Landlord to insist thereafter upon strict performance by Tenant. Waiver by Landlord of any term, covenant or condition contained in this Lease may only be made by a written document signed by Landlord.

32.	NOTICES:

Each prov1s1on of this Lease or of any applicable governmental laws, ordinances, regulations and other requirements with reference to sending, mailing or delivery of any notice or the making of any payment by Landlord or Tenant to the other shall be deemed to be complied with when and if the following steps are taken:

32.1 Rent. All Rent and other payments required to be made by Tenant to Landlord hereunder shall be payable to Landlord at the address set forth in the Basic Lease Information, or at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith. Tenant’s obligation to pay Rent and any other amounts to Landlord under the terms of this Lease shall not be deemed satisfied until such Rent and other amounts have been actually received by Landlord.

32.2 Other. All notices, demands, consents and approvals which may or are required to be given by either party to the other hereunder shall be in writing and either personally delivered, sent by commercial overnight courier, or mailed, certified or registered, postage prepaid, and addressed to the party to be notified at the address for such party as specified in the Basic Lease Information or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days notice to the notifying party. Notices shall be deemed served upon receipt or refusal to accept delivery. Tenant appoints as its agent to receive the service of all default notices and notice of commencement of unlawful detainer proceedings the person in charge of or apparently in charge of occupying the Premises at the time, and, if there is no such person, then such service may be made by attaching the same on the main entrance of the Premises.

33.	ATTORNEYS’ FEES:

In the event that Landlord places the enforcement of this Lease, or any part thereof, or the collection of any Rent due, or to become due hereunder, or recovery of possession of the Premises in the hands of an attorney, Tenant shall pay to Landlord, upon demand, Landlord’s reasonable attorneys’ fees and court costs. In any action which Landlord or Tenant brings to enforce its respective rights hereunder, the unsuccessful party shall pay all costs incurred by the prevailing party including reasonable attorneys’ fees, to be fixed by the court, and said costs and attorneys’ fees shall be a part of the judgment in said action.

34.	SUCCESSORS AND ASSIGNS:

This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant, its successors and assigns.

35.	FORCE MAJEURE:

Whenever a period of time is herein prescribed for action to be taken by Landlord, Landlord shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions or any other causes of any kind whatsoever which are beyond the control of Landlord.

36.	INTENTIONALLY LEFT BLANK

Upon the Effective Date of this Lease, Landlord shall pay to the Broker(s) named in the Basic Lease Information, if any, one half (1/2) of the sum of the Commission(s) set forth in the Basic Lease Information for services rendered by the Broker(s) in this transaction. Upon the Rent Commencement Date, Landlord shall pay to the Broker(s) the remaining one half (1/2) of the total Commission(s) due. No commissions will be paid for extensions, renewals, options or expansions of an existing Tenant. Landlord and Tenant each warrant that they have dealt with no other real estate broker(s) in connection with this Lease except those Broker(s) specifically named in the Basic Lease Information.

37.	DISPUTE RESOLUTION:

37.1 Mediation and Arbitration. In the event of any dispute or claim arising under, out of, or in connection with or in relation to this Lease as to the validity, construction, enforceability or performance of this Lease which cannot be resolved by the mutual agreement of the parties, and mindful of the high cost of litigation, not only in dollars but time and energy as well, the parties intend to and do hereby establish a quick, final and binding out-of-court dispute resolution procedure to be followed in the unlikely event any controversy should arise out of or concerning the performance of this Lease. Accordingly, the parties do hereby covenant and agree as follows:

37.1.1 Mediation. Landlord and Tenant shall attempt in good faith first to mediate disputes arising under this Lease and use their best efforts to reach agreement on the matters in dispute. Within seven (7) calendar days of the written request of either party, the parties shall attempt to employ the services of a third person mutually acceptable to the parties to conduct such mediation within five (5) days of his or her appointment. If the parties are unable to agree on such third person, or, if on completion of such mediation, the parties are unable to agree and settle the dispute, then the dispute shall be referred to arbitration in accordance with subsections (b) through (e) below.

37.1.2 Arbitration. Arbitration shall be administered by the American Arbitration Association under its Commercial Arbitration Rules. Notice of the demand for arbitration shall be filed in writing with the other party to this Lease and with the American Arbitration Association, and the notice of the demand shall be made within a reasonable time after the dispute has arisen. The award rendered by the arbitrator(s) shall be final, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

37.1.3 Appointment of Arbitrators. The arbitration shall be conducted by one (1) arbitrator. The arbitrator shall be chosen by mutual agreement of Landlord and Tenant. If Landlord and Tenant cannot agree on an arbitrator within thirty (30) days after the demand for arbitration is filed with the AAA, the arbitrator shall be chosen by the AAA pursuant to its Commercial Arbitration Rules. Every arbitrator chosen must be: (i) a practicing attorney or a retired member of the state or federal judiciary; (ii) a member of the National Roster of Commercial Arbitrators maintained by the AAA; and (iii) must have a minimum of ten (10) years’ experience in practicing law in Nevada.

37.1.4 Location and Award. The arbitration shall be conducted in Washoe County, Nevada at a location to be determined by the arbitrator. The arbitrator shall determine which party is the prevailing party and shall include in the award that party’s reasonable attorney’s fees and costs.

37.1.5 Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Nevada Rules of Civil Procedure, except as otherwise limited as set forth herein. All discovery shall be expressly limited to matters directly relevant to the controversy or claim arising out of or relating to this Lease that is being arbitrated, and discovery must be completed no later than twenty (20) days before the arbitration hearing date unless the Landlord and Tenant mutually agree otherwise in writing. Any discovery dispute that arises between the parties shall be decided by the arbitrator.

37.2 No Limitation. Notwithstanding the above, any party to this Lease shall have the right to apply for and obtain a temporary restraining order or other temporary or permanent injunctive or equitable relief from a court of competent jurisdiction to enforce the provisions hereof or to otherwise protect its rights hereunder. In the event of Tenant’s default under this Lease, the foregoing arbitration provisions do not in any way limit the right of Landlord to reenter the Premises, re-let the Premises or to terminate the Lease as set forth more fully herein.

38.	SURRENDER OF PREMISES:

On the Expiration Date, or upon any earlier termination of this Lease pursuant to the terms hereof, or upon any reentry by Landlord upon the Premises pursuant to the provisions hereof, Tenant shall surrender to Landlord the Premises in good order, condition and repairs, reasonable wear and tear excepted, together with all alterations, decorations, additions and improvements that may have been made in, to or on the Premises, except as otherwise stated in this Lease, along with Tenant’s personal property, free and clear of all liens and encumbrances, other than those, if any, permitted hereby or otherwise created or consented to by Landlord, and, if requested to do so, shall execute, acknowledge and deliver to Landlord such instruments of further assurance as in the reasonable opinion of Landlord are necessary or desirable to confirm or perfect Landlord’s right, title and interest in and to the Premises. On or before the end of the Lease term, Tenant shall remove all of Tenant’s personal property and removable improvements and fixtures from the Premises, and all such personal property not removed by the close of business on the last day of the Lease term shall be deemed abandoned by Tenant and may be disposed of by Landlord without any liability to Tenant, unless express arrangements have been made by the Landlord and Tenant for storage of same.

39.	QUIET ENJOYMENT:

Landlord covenants and agrees that Tenant, upon paying the rent and all other charges herein provided for and observing and keeping all covenants, agreements, and conditions of this Lease on its part to be observed and kept, shall quietly have and enjoy the Premises during the term of this Lease without hindrance or molestation by anyone claiming by or through Landlord, subject, however, to the exceptions, reservations and conditions of this Lease.

40.	MISCELLANEOUS:

40.1 General. The term “Tenant” or any pronoun used in place thereof shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and their respective successors, executors, administrators and permitted assigns, according to the context hereof.

40.2 Time. Time is of the essence regarding this Lease and all of its provisions.

40.3 Choice of Law. This Lease shall in all respects be governed by the laws of the State of Nevada.

40.4 Entire Agreement. This Lease, together with its Basic Lease Information and Exhibits, contains all the agreements of the parties hereto and supersedes any previous negotiations. There have been no representations made by the Landlord or understandings made between the parties other than those set forth in this Lease and its exhibits.

40.5 Modification. This Lease may not be modified except by a written instrument executed by the parties hereto.

40.6 Severability. If, for any reason whatsoever, any of the provisions hereof shall be unenforceable or ineffective, all of the other provisions shall be and remain in full force and effect.

40.7 Recordation. Tenant shall not record this Lease or a short form memorandum hereof.

40.8 Examination of Lease. Submission of this Lease to Tenant does not constitute an option or offer to lease and this Lease is not effective until execution and delivery by both Landlord and Tenant.

40.9 Accord and Satisfaction. No payment by Tenant of a lesser amount than the Rent nor any endorsement on any check or letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction of full payment of Rent, and Landlord may accept such payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue other remedies.

40.10 Easements. Landlord may grant easements on the Project and dedicate for public use portions of the Project without Tenant’s consent; provided that no such grant or dedication shall substantially interfere with Tenant’s use of the Premises. Upon Landlord’s demand, Tenant shall execute, acknowledge and deliver to Landlord documents, instruments, maps and plats necessary to effectuate Tenant’s covenants hereunder.

40.11 Drafting and Determination Presumption. The parties acknowledge that this Lease has been agreed to by both the parties, that both Landlord and Tenant have consulted with attorneys with respect to the terms of this Lease and that no presumption shall be created against Landlord because Landlord drafted this Lease. Except as otherwise specifically set forth in this Lease, with respect to any consent, determination or estimation of Landlord required in this Lease or requested of Landlord, Landlord’s consent, determination or estimation shall be made in Landlord’s good faith opinion, whether objectively reasonable or unreasonable.

40.12 Exhibits. The following Exhibits, referenced herein, are attached hereto and are incorporated herein by this reference:

Exhibit “A” - Site Plan

Exhibit “B” - Work Letter

Exhibit “C” - Option to Extend

Exhibit “D” - Notice of Nonresponsibility

40.13 No Light, Air or View Easement. Any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to or in the vicinity of the Building shall in no way affect this Lease or impose any liability on Landlord.

40.14 No Third Party Benefit. This Lease is a contract between Landlord and Tenant and nothing herein is intended to create any third party benefit.

40.15 Parking. Tenant shall not park nor allow any customers or visitors to park in the parking area to the West or North of the building. Tenant shall be allowed parking to the front (South) of the building and any marked spaces immediately adjacent to the West.

IN WITNESS WHEREOF, the parties hereto have executed this Lease the day and year first above written.

“Landlord”		By:	/s/ Steve Parkey
Sage Partnership, a Nevada General
Partnership, dba McKenzie Properties		Name:	Steve Parkey

By:	/s/ Dale McKenzie	Title:	President

Name:	Dale McKenzie	Date:	12/20/17

Title:	General Partner

Date:	1/2/18

“Tenant”
High Mountain Door and Trim, Inc.

EXHIBIT “A”

TO LEASE

A-1

EXHIBIT “B”

TO LEASE

Work Letter

NOT APPLICABLE

B-1

EXHIBIT “C”

TO LEASE

Option to Extend

~~[X] Landlord and Tenant hereby acknowledge and agree that Tenant shall have no option to extend the Term of this Lease.~~

OR

☒ Landlord and Tenant hereby acknowledge and agree that Tenant shall have the option to extend the Term of this Lease as follows:

Tenant shall have the right, at its option, to extend the Term for one (1) additional period of three years (“Extension Period”). Notwithstanding the above, Tenant’s right to extend is subject to the following conditions precedent: (i) the Lease shall be in full force and effect at the time Tenant exercises its option to extend; (ii) no uncured Event of Default shall exist at the time notice is given or during the period from exercise of the extension through and including the last day of the then current Term (unless Tenant is diligently prosecuting the cure of such Event of Default); and (iii) Tenant shall exercise its option to extend the Term by giving Landlord written notice thereof not less than six (6) months prior to the expiration of the original Term. Tenant’s exercise of the extension option as herein provided shall operate as an extension of the Term hereof, so that this Lease and each and every covenant and provision thereof shall be and remain in full force and effect during the Term as extended and with the same force and effect as if the Term of this Lease were originally for such extended period. Base Rent during the Extension Period shall continue to be determined and payable as provided in Section 7 of this Lease.

C-1

EXHIBIT “D”

TO LEASE

Notice of Nonresponsibility

(See attached.)

D-1

EXHIBIT “E”

RULES AND REGULATIONS

I.  The sidewalk, entries and driveways of the Project shall not be obstructed by Tenant or its agents or used by them for any purpose other than ingress and egress to and from the Premises.

2. Tenant shall not place any objects, including antennas, satellites, outdoor furniture, etc., in the parking areas, landscaped areas or other areas outside of its Premises or on the roof of the Project, without Landlord’s explicit consent. No A-frame signs allowed on the Project, the landscaping or the sidewalks.

3. Except for service animals, no animals, including birds or reptiles, shall be allowed in the offices, halls, corridors or common areas in the Project. Feeding of pigeons is strictly prohibited.

4. Tenant shall not disturb the occupants of the Project or adjoining buildings by the use of any radio or musical instrument or by the making of loud or improper noises including revving and testing of engines, vehicles and car stereo systems.

5.  Tenant must comply at all times with the Nevada Clean Indoor Air Act. Smoking of any kind, including electric and vapor products is prohibited in the Premises.

6.  If Tenant desires data or telephone lines or other electric connections or installations in the Premises, Landlord or its agent will direct the electrician as to where and how the wires may be introduced and, without such direction, no boring or cutting of wires will be permitted. Any such installation or connection shall be made at Tenant’s expense, with prior written authorization from Landlord.

7.  Tenant shall not install or operate any steam or gas engine or boiler or carry on any mechanical business in the Premises except as specifically approved in the Lease. The use of oil, gas or flammable liquids for heating, lighting or any other purpose is expressly prohibited. Explosives or other articles deemed extra hazardous shall not be brought into the Project. Tenant cannot under any circumstances spray paint objects inside of or outside of leased Premises, unless using a certified paint booth.

8. Parking any type of recreational vehicles is specifically prohibited on or about the Project. No vehicle of any type shall be stored in the parking areas at any time. In the event a vehicle is disabled, improperly or illegally parked, or the vehicle is without a current license plate and tag, it shall be towed within 24 hours at the Tenant’s expense. There shall be no “For Sale” or other advertising signs on or about any parked vehicle. All vehicles shall be parked in designated parking areas in conformity with all signs and other markings and cannot take more than one designated parking space. All parking will be open parking; numbering or lettering of individual spaces will not be permitted except as specified by Landlord. The parking lot cannot be used for the testing of vehicles, motorcycles, choppers, ATVs, motor scooters and pocket bikes, etc.

9. Landlord reserves the right to designate areas for employee parking.

10. Tenant shall maintain the Premises free from rodents, insects and other pests. Interior extermination/spraying are the Tenant’s responsibility.

II. Landlord reserves the right to exclude or expel from the Project any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs or who shall in any manner do any act in violation of the Rules and Regulations of the Project.

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12.  a. Tenant agrees that all Tenants’ trash and rubbish shall be deposited in receptacles and that Tenant shall not cause or permit any trash receptacles to remain outside of trash enclosures or designated trash receptacle areas. Tenant cannot use the trash of other Tenants within the Project for the disposal of any manufacturing materials and by-products, landscaping refuse, glass panes, etc., or for excessive amounts of any type of refuse. All movable trash receptacles provided by the trash disposal firm for the Premises must be kept in the trash enclosure areas, if any, provided for that purpose. Landlord reserves the right to designate trash receptacle locations within the project.

b. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness. Landlord shall not be responsible to Tenant for any loss of property on the Premises, however occurring, or for any damage done to the effects of Tenant by the trash removal company or any other tenant or person.

13.  Tenant shall give Landlord prompt notice of any defects in the water, lawn sprinkler, sewage, gas pipes, exterior electrical lights and fixtures, heating apparatus or any other service equipment affecting the Premises. Any damages caused by lack of notice by Tenant to Landlord will be the responsibility of the Tenant.

14.  Tenant shall not permit storage outside the Premises including, without limitation, outside storage of pallets, trucks, trailers and other vehicles or dumping of waste or refuse or permit any harmful materials to be placed in any drainage or sanitary system or trash receptacle in or about the Premises.

15. No auction, public or private, will be permitted on the Premises or the Project. No sidewalk sales allowed.

16. No awnings shall be placed over the windows in the Premises except with the prior written consent of Landlord.

17. The Premises shall not be used for lodging, sleeping or cooking or for any immoral or illegal purposes or for any purpose other than that specified in the Lease.

18.  Tenant shall ascertain from Landlord the maximum amount of electrical current that can safely be used in the Premises, taking into account the capacity of the electrical wiring in the Project and the Premises and the needs of other tenants and shall not use more than such safe capacity. Landlord’s consent to the installation of electric equipment shall not relieve Tenant from the obligation not to use more electricity than such safe capacity.

19. Tenant assumes full responsibility for protecting the leased Premises from graffiti, theft, robbery and pilferage.

20. Tenant shall not install or operate on the Premises any machinery or mechanical devices of a nature not directly related to Tenant’s ordinary use of the Premises and shall keep all such machinery free of vibration, noise and air waves which may be transmitted beyond the Premises.

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21. No vehicle washing allowed on Property or Premises unless provided by contracted service that does not use Property water. Exterior Property water is for Common Area use only and not for the use of the Tenant, unless permission is given to the Tenant by written notice.

22. No auto/vehicle repair work is to be done anywhere on Property, except the interior of Tenant’s Premises, if that is Tenant’s business activity as stated in the lease. Tenants who are allowed to repair customer vehicles as part of their business cannot park such vehicles overnight in the parking lot. They must be stored inside the Tenant’s

Premises.

23. The maximum speed limit for all vehicles on the property is 10 miles per hour or as posted, depending on conditions. The Tenant is responsible for compliance of all traffic regulations by it and its employees, vendors, clients and customers.

24.  a. Tenant must properly remove and dispose of fats, oils and grease and shall NOT dispose of fats, oils and grease down a toilet or a drain. Tenant shall comply with all applicable laws, rules and regulations regarding the disposal of FOG. Tenant acknowledges that if fats, oils and grease is improperly disposed of, it can cause significant problems in the sewer line and possibly lead to sewer overflows.

b. Tenant must establish an effective fats, oils and grease management program for recyclable grease, interceptor and grease trap waste. Tenant must provide landlord with monthly receipt showing that they have had a certified company effectively clean out and service grease interceptors.

c. Tenant shall be liable for the costs of repairs and any damages that relate or pertain to the failure to maintain and follow an adequate fats, oils and grease maintenance and disposal system.

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